CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
Exhibit 4.11
CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS
BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED WITH RESPECT TO THE OMITTED PORTION.
SOLAR WAFER SUPPLY AGREEMENT
     This Solar Wafer Supply Agreement is entered into as of July 25, 2006, by and between MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation with its principal place of business at 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376, United States of America, or its designated majority-owned subsidiary (“MEMC”), and SUNTECH POWER HOLDINGS CO., LTD., a Cayman Islands company with its principal place of business at 17-6 Changjiang South Road, New District, Wuxi, Jiangsu Province 214028, People’s Republic of China (“Suntech”) or its designated majority-owned subsidiary. MEMC and Suntech together shall be referred to as the “Parties” and individually as a “Party”.
RECITALS:
     WHEREAS, MEMC is in the business of designing, developing, manufacturing, marketing and selling wafers, and Suntech is in the business of designing, developing, manufacturing, marketing and selling photovoltaic cells and modules; and
     WHEREAS, Suntech wishes to secure a supply of solar wafers and to purchase quantities of solar wafers from MEMC, and MEMC wishes to provide a supply of solar wafers and to sell quantities of solar wafers to Suntech; and
     WHEREAS, as part of this Agreement and in order for MEMC to meet Suntech’s supply requirements, Suntech agrees to loan MEMC U.S.$625.0 million over the course of this Agreement, which MEMC shall use to expand its manufacturing capacity in connection with this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, MEMC and Suntech agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:
     (a) “Agreement” shall mean this Solar Wafer Supply Agreement, including all Attachments and Exhibits hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
     (b) “Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in (A) New York, New York or (B) the People’s Republic of China generally are closed for business.
     (c) “Contract Year” shall mean a twelve month period commencing on January 1 of a particular year and ending on December 31 of that year. The first Contract Year under the Agreement shall be from January 1, 2007 to December 31, 2007, the second Contract Year under the Agreement shall be from January 1, 2008 to December 31, 2008, and so on.
     (d) “Dollar”, “Dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.
     (e) “Effective Date” shall mean January 1, 2007.
     (f) “Force Majeure Event” shall have the meaning set forth in Section 2.13.
     (g) “Governmental Authority” shall mean any federal, state, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, local or foreign government.
     (h) “Indemnified Person” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article V.
     (i) “Indemnifying Person” shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article V.
     (j) “Initial Term” shall have the meaning set forth in Section 4.1.
     (k) “Law” shall mean any law, statute, regulation, ordinance, rule, order, decree or governmental requirement enacted, promulgated or imposed by any Governmental Authority.
     (l) “LC Bank” shall have the meaning set forth in Section 3.1(c).
     (m) “Letter of Credit Amount” shall have the meaning set forth in Section 3.1(c).
     (n) “Loan/Security Deposit” shall have the meaning set forth in Section 3.1.
     (o) “Loss” or “Losses” shall mean any and all damages, fines, fees, Taxes, penalties, deficiencies, losses (including lost profits or diminution in value) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any third party claims, (ii) asserting or

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
disputing any rights under this Agreement against any Party hereto or otherwise, or (iii) settling any action or proceeding or threatened action or proceeding).
     (p) “Missed Delivery” or “Missed Deliveries” shall have the meaning set forth in Section 2.6(a).
     (q) “Mono Wafers” shall mean monocrystalline silicon wafers for use in solar cells.
     (r) “Multi Wafers” shall mean multi-crystalline silicon wafers for use in solar cells.
     (s) “Person” shall mean any natural person, corporation, proprietorship, firm, partnership, limited partnership, limited liability company or partnership, trust, joint venture, union, association, Governmental Authority or other entity.
     (t) “Purchase Shortfall” shall have the meaning set forth in Section 2.2(a).
     (u) Restricted MEMC Business” shall mean the design, development, manufacture, marketing or sale of photovoltaic cells and photovoltaic modules.
     (v) “Restricted Suntech Business” shall mean shall mean (a) the design, development, manufacture, marketing or sale of Multi Wafers or Mono Wafers for use in solar cells or (b) the production of solar grade polysilicon or solar ingots.
     (w) “Restrictive MEMC Covenants shall have the meaning set forth in Section 2.15(b).
     (x) “Restrictive Suntech Covenants shall have the meaning set forth in Section 2.14(b).
     (y) “Retained Loan/Security Deposit Amount” shall have the meaning set forth in Section 3.1.
     (z) “Subsidiaries” shall mean any Person subject to control by either Party, or any of their respective affiliates. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.
     (aa) “Tax” or “Taxes” means all (i) federal, state, local, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
imposed with respect to such amounts; and (ii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i).
     (bb) “Wafer Delivery Miss” shall have the meaning set forth in Section 2.6(b).
     (cc) “Wafers” shall mean Multi Wafers and/or Mono Wafers.
     (dd) “Yearly Minimum Quantity(ies)” shall have the meaning set forth in Section 2.2(a).
     (ee) “Yearly Target Quantity(ies)” shall have the meaning set forth in Section 2.2(a).
ARTICLE II
SUPPLY OF WAFERS
     2.1 Wafer Specifications. Subject to the annual technology reviews as set forth in Section 2.10 below, the Wafers to be supplied under this Agreement shall meet the specifications as agreed to by the Parties as set forth in Attachment A to this Agreement. MEMC shall maintain, in accordance with MEMC’s standard procedures, accurate records and data for any quality testing done by or for MEMC of any Wafers purchased by Suntech hereunder and shall make such records and test data available to Suntech upon reasonable request.
     2.2 Quantity and Price.
     (a) Target Purchase Quantities and Minimum Purchase Quantities. Each Contract Year, as set forth below in this Section 2.2(a), Suntech agrees to purchase from MEMC, over the course of the Contract Year, a target quantity of Wafers (such yearly target purchase quantity commitments, measured in megawatts, the “Yearly Target Quantity”), at the prices set forth on Attachment B hereto. Each Contract Year, as set forth below in this Section 2.2(a), MEMC agrees to supply Suntech, over the course of the Contract Year, with the Yearly Target Quantity per Contract Year, at the prices set forth on Attachment B hereto, which Yearly Target Quantity will not fall below the Yearly Minimum Quantities (as such term is defined in Section 2.2(a)(i) below for Contract Years one through five and in Section 2.2(a)(ii) below for Contract Years six through ten).
     (i) For Contract Years one through five, the quantities to be purchased by Suntech (such quantities, the “Yearly Minimum Quantities”) shall be equal to the greater of (A) 100% of the yearly minimum quantities set forth on Attachment B hereto and (B) approximately *** of Suntech’s then current solar wafer demand (measured in Watts), provided that MEMC can accommodate *** of Suntech’s actual then current solar wafer demand (as part of and pursuant to the rolling forecast process of Section 2.2(e) hereof). For Contract Years one through five, MEMC shall be obligated to supply Suntech quantities only up to *** of the Yearly Target Quantities set forth on Attachment B hereto for such Contract Year,

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
unless MEMC has been given at least three (3) years advance notice of Suntech’s request for quantities in excess of *** of the Yearly Target Quantities in such years, and MEMC has agreed to supply such quantities.
     (ii) For Contract Years six through ten, no later than the first day of Contract Year three (January 1, 2009), the Parties agree to commence a review to determine the exact quantities to be purchased and supplied for Contract Years six through ten. Notwithstanding the foregoing, for Contract Years six through ten, the quantities to be purchased by Suntech (again, for such Contract Years, such quantities, the “Yearly Minimum Quantities”) shall be equal to the greater of (A) 100% of the Yearly Minimum Quantities set forth on Attachment B hereto and (B) approximately *** of Suntech’s then current solar wafer demand (measured in Watts), provided that MEMC can accommodate 50% of Suntech’s actual then current solar wafer demand (as part of and pursuant to the rolling forecast process of Section 2.2(e) hereof); provided, however, that in no event shall the Yearly Minimum Quantity to be purchased by Suntech in Contract Years six through ten exceed the Yearly Target Quantities set forth on Attachment B hereto. For Contract Years six through ten, MEMC shall be obligated to supply Suntech quantities only up to 100% of the Yearly Minimum Quantities set forth on Attachment B hereto for such Contract Years, unless MEMC has been given at least three (3) years advance notice of Suntech’s request for quantities in excess of 100% of the Yearly Minimum Quantities for such years, in which event MEMC will be obligated to supply such increased quantities; provided, however, that in no event shall the increased quantity to be supplied by MEMC in Contract Years six through ten exceed the Yearly Target Quantities set forth on Attachment B hereto unless such excess quantities have been requested by Suntech and agreed to by MEMC (after the required three (3) years advance notice).
     (iii) The Yearly Minimum Quantities may also be reduced, for any Contract Year, pursuant to and in accordance with the provisions of Section 2.6.
     (b) Mix Between Multi Wafers and Mono Wafers. Attachment B sets forth the aggregate yearly quantities of Multi Wafers and Mono Wafers to be supplied in each Contract Year, and does not differentiate for the purpose of aggregate yearly quantities between Multi Wafers and Mono Wafers. In the first two Contract Years, the percentage mix between Multi Wafers and Mono Wafers supplied shall be at MEMC’s discretion. In Contract Years three through ten, MEMC shall change the percentage mix between Multi Wafers and Mono Wafers based on Suntech’s request; provided that (i) Suntech has given at least one (1) year advance notice of such requested change in percentage mix between Multi Wafers and Mono Wafers; and (ii) MEMC can reasonably accommodate such requested change in percentage mix between Multi Wafers and Mono Wafers; and provided, further, that in no event will MEMC be obligated to supply more than ********(***) of Wafers in any Contract Year as either Multi Wafers or Mono Wafers, unless requested by Suntech and agreed to by MEMC.
     (c) Prices. The prices set forth on Attachment B hereto are on a Dollar per Watt basis. Attachment B also includes, for illustration purposes, the prices on a per

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
Wafer basis, which price per Wafer calculations are based on an indicative average efficiency factor of ***** for Multi Wafers and an indicative average efficiency factor of ***** for Mono Wafers. The Parties agree that the actual average efficiency factor for both Multi Wafers and Mono Wafers experienced by Suntech when using MEMC Wafers, shall be used to calculate the price per Wafer. These actual average efficiency factors shall be subject to audit and/or verification as mutually agreed by the Parties. The Parties agree that after an average efficiency factor for both Multi Wafers and Mono Wafers is established, all prices per Multi Wafer or Mono Wafer calculated using such average efficiency factor for the purposes of invoicing under Section 2.4 hereof shall be based on such average efficiency factor until the average efficiency factor is changed pursuant to the procedures on Attachment B. The Parties also agree and acknowledge that as the average efficiency factor increases, based on actual measurements by the mutually agreed method of producing solar cells based on the Baseline Cell Process (as such term is defined in Attachment B), the price per Wafer will increase (while the price per Watt remains fixed) and the quantity of Wafers supplied will decrease (while quantities of Watts remains fixed). All prices per Wafer set forth on Attachment B hereto (for the purposes of invoicing under Section 2.4 hereof) shall be updated for efficiency changes at least as frequently as is set forth on Attachment B.
     (d) Purchase Shortfalls. If Suntech purchases fewer Watts than the lesser of (i) the Yearly Minimum Quantity, as calculated in accordance with Section 2.2(a) or (ii) the amount of Watts tendered for delivery by MEMC during any Contract Year, Suntech shall pay to MEMC via wire transfer of immediately available funds, within ten (10) days after being invoiced therefor, the difference between (A) the amount that would have been payable by Suntech during such Contract Year if Suntech had purchased the lesser of (i) the Yearly Minimum Quantity as calculated in accordance with Section 2.2(a) or (ii) the amount of Watts tendered for delivery by MEMC during the entire Contract Year, and (B) the amount payable by Suntech during such Contract Year for the actual volume of Watts purchased by Suntech from MEMC based on the applicable price listed on Attachment B hereto (such calculated amount, the “Purchase Shortfall”). The Purchase Shortfall shall accrue interest at the rate of one-half percent (0.5%) per month from the date of the invoice therefor, unless prohibited by Law.
     (e) Monthly Planning; Rolling Forecast. For planning purposes only, no later than the third (3rd) Business Day of each calendar month, Suntech shall deliver to MEMC a forecast of the quantities of Wafers that Suntech anticipates that it will order from MEMC over the subsequent rolling twelve (12) months. Such rolling forecasts are for capacity planning purposes only, and such estimated amounts in the rolling forecasts shall have no effect on Suntech’s obligation to purchase some or all of Suntech’s Yearly Minimum Quantity for any Contract Year or MEMC’s obligation to deliver the indicated quantities, unless such quantity is confirmed pursuant to the procedures of Section 2.3.
     2.3 Purchase Orders and Order Acknowledgements. Suntech will issue a written purchase order to MEMC through email, fax or internationally recognized carrier on at least a monthly basis. Such purchase orders shall contain the requested delivery dates. All such purchase orders shall be subject to the terms and conditions set forth in this Agreement. MEMC shall, within five (5) Business Days after it receives any such purchase order, respond to such

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
Suntech purchase orders with a written MEMC Order Acknowledgement, which MEMC Order Acknowledgement will set forth those requested Suntech quantities for which MEMC can then confirm a quantity (which quantity may be a partial quantity of the Suntech purchase order) and an estimated shipment calendar week. MEMC Order Acknowledgements shall reference the applicable Suntech purchase order. Until such time as MEMC has provided Suntech with an MEMC Order Acknowledgement for all Wafers requested on a Suntech purchase order, such purchase order shall not be deemed accepted by MEMC for the full amount of Wafers, but shall only be deemed accepted by MEMC for that amount of Wafers for which a confirmed quantity and shipment week has been provided. At all times during the term of this Agreement, unless otherwise mutually agreed by the parties, Suntech shall have provided MEMC with binding purchase orders requesting shipments of Wafers over at least the next ninety (90) days. Unless expressly agreed in writing by MEMC and Suntech, no additional or different terms or conditions contained in any quotation, sales order, acknowledgement form, purchase order or other communication from MEMC or Suntech shall be binding upon MEMC or Suntech, and each Party hereby objects to any such additional or different terms or conditions. To the extent there is any conflict among the terms and conditions of this Agreement, any Suntech purchase order and any MEMC Order Acknowledgement, the terms of this Agreement shall apply.
     2.4 MEMC Invoices. MEMC invoices shall reference the applicable Suntech purchase order and shall be submitted for payment by MEMC to the Suntech accounts payable address specified in writing from time to time by Suntech. To the extent there is any conflict between the terms and conditions of this Agreement and of any such invoice, the terms of this Agreement shall apply. All prices in the invoices shall be based on the then-current price for each Wafer, calculated in accordance with the provisions set forth on Attachment B, on the date of confirm.
     2.5 Terms of Sale and Shipment Terms.
     (a) Terms of Sale. All sales of Wafers hereunder shall be made Ex Works (Incoterms 2000: EXW) MEMC’s designated location. “Incoterms 2000” means the version of “Incoterms” adopted by the International Chamber of Commerce effective January 1, 2000, including all amendments thereof, but excluding any amendments thereof specifically agreed to by the Parties as not being applicable to this Agreement. Notwithstanding the foregoing Ex Works terms of sale, MEMC shall pay, within thirty (30) days of being invoiced by Suntech therefor, fifty percent (50%) of all freight costs associated with sales of Wafers under this Agreement, with such invoices to provide reasonable detail and supporting documentation for MEMC to confirm such freight costs. MEMC shall pack and ship Wafers in accordance with then-current industry standards and practice.
     (b) Shipment Date. Per Section 2.3 above, the scheduled shipment date for Wafers will be specified by MEMC in the MEMC Order Acknowledgment.
     (c) Shipment Instructions. Suntech shall furnish written shipping instructions to MEMC from time to time, and such shipping instructions, if different from the last shipping instructions provided by Suntech to MEMC, shall take effect no earlier than seven (7) Business Days after receipt of such written instructions by MEMC.

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
     (d) Shipment Date Change Requests. Suntech may request to delay or pull in shipment of an individual delivery or any part thereof upon written notice to MEMC, subject to the following conditions:
     (i) Unless agreed to by MEMC, the shipment date change request notice must be received by MEMC at least ninety (90) days prior to the scheduled shipment date; and
     (ii) If the shipment date change request notice is a delay request (a push out of requested delivery date), Suntech must commit to nonetheless purchase the delayed Wafers no later than the end of the Contract Year in which such shipment was originally scheduled by MEMC; and
     (iii) MEMC must agree to such request in writing; and
     (iv) In the event of an accepted shipment date change request, Suntech shall accept delivery of and pay for Wafers already manufactured or in the process of manufacture for such accepted purchase order at the time the shipment date change request notice is received by MEMC.
     (e) In no event shall delay of any shipment or any part thereof as requested by Suntech pursuant to Section 2.5(d) affect, in any way, Suntech’s obligation to purchase some or all of Suntech’s Yearly Minimum Quantity for any Contract Year, unless the provisions of Section 2.6(a) hereof would otherwise require a change to Suntech’s Yearly Minimum Quantities for that Contract Year or a subsequent Contract Year.
     2.6 Missed Deliveries.
     (a) Missed Deliveries Generally. If, in any Contract Year, MEMC fails to deliver twenty five percent (25%) or more of the Yearly Minimum Quantities of Wafers MEMC would be required to deliver pursuant to the provisions of Section 2.2(a) (a “Missed Delivery”), and such Missed Deliveries continue uncured by the end of such Contract Year, then the following provisions shall apply:
     (i) MEMC shall have the right to try to “make up” Missed Deliveries for any Contract Year through the end of the subsequent Contract Year. The Wafer price for such Missed Deliveries, if actually made in the subsequent Contract Year, shall be the Wafer price at the time of shipment of the Wafers. If MEMC fails to make up the Missed Deliveries prior to the end of the subsequent Contract Year, then:
     (A) Suntech shall have the right, but not the obligation, which right must be exercised by Suntech, in writing (and if not so exercised, shall be automatically waived for such Contract Year, and only such Contract Year), no later than the last Business Day of the current Contract Year, to reduce the Yearly Minimum Quantity for such subsequent Contract Year as follows. The Yearly Minimum Quantity for such subsequent Contract Year shall be reduced to an amount equal to the

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
product of (I) the amount the Yearly Minimum Quantity for such subsequent Contract Year would have otherwise been pursuant to the provisions of Section 2.2(a) multiplied by (II) the quotient of (x) the actual deliveries made by MEMC in the Contract Year (including the actual deliveries made by MEMC in the subsequent Contract Year intended as make up deliveries for the prior Contract Year) divided by (y) the amount of the Yearly Minimum Quantity to be supplied by MEMC for such Contract Year pursuant to the provisions of Section 2.2(a); and
     (B) If Suntech chooses to reduce its Yearly Minimum Quantity for such subsequent Contract Year pursuant to the provisions of Section 2.6(a)(i)(A), then a corresponding reduction in the Letter of Credit Amount shall be made pursuant to the provisions of Section 3.1(c); and
     (C) If Suntech chooses to reduce its Yearly Minimum Quantity for such subsequent Contract Year pursuant to the provisions of Section 2.6(a)(i)(A), then MEMC shall also be required to return a pro-rata portion of the Retained Loan/Security Deposit Amount
     (ii) Notwithstanding the foregoing, the Parties expressly agree and acknowledge that any Missed Deliveries hereunder or Wafer Delivery Misses (defined in Section 2.6(b) below) shall not allow Suntech to terminate this Agreement, under Article IV, Section 2.13(c) or otherwise, unless (A) Section 4.4 hereof or (B) the last sentence of Section 4.2 would allow termination of this Agreement, but Missed Deliveries or Wafer Delivery Misses shall allow Suntech to proceed against MEMC for breach of the covenant to deliver Wafers on a timely basis. In no event shall delay of any shipment or any part thereof by MEMC affect, in any way, Suntech’s obligation to purchase some or all of Suntech’s Yearly Minimum Quantity for any Contract Year unless the provisions of Section 2.6(a) hereof would otherwise require a change to Suntech’s Yearly Minimum Quantity for that Contract Year or a subsequent Contract Year.
     (b) Missed Deliveries in Contract Years One through Three. In addition to the provisions of Section 2.6(a), only for Contract Years one, two and three, if MEMC is unable to deliver the Yearly Minimum Quantities pursuant to the provisions of Section 2.2(a), for those three (3) Contract Years the following provisions shall also apply. If in any given half year period in the first three Contract Years (January through June or July through December), MEMC’s actual deliveries against committed purchase orders (pursuant to MEMC’s standard Order Acknowledgement procedures in accordance with Section 2.3 hereof) are lower than such committed quantities (such delivery failure, a “Wafer Delivery Miss”), then MEMC shall be required to offer Suntech the option of purchasing polysilicon from MEMC in an amount up to the Wafer Delivery Miss (with amounts of Wafers (Watts) converted to kilograms of polysilicon at MEMC’s experienced conversion rate for the prior three (3) months) at the prices set forth on Attachment D. Suntech shall be provided with reasonable access (through an independent third party), upon request, to appropriate documentation of MEMC (or MEMC’s third party outsource manufacturers) to allow Suntech to audit and verify

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
MEMC’s experienced conversion rate(s) of kilograms of polysilicon to Wafers. The offer of any polysilicon pursuant to these provisions shall be made no later than ten (10) days after the applicable measurement period (i.e., after one of the half year periods), with a reasonable delivery schedule for polysilicon to be agreed to by the Parties within five (5) Business Days thereafter. MEMC agrees to use commercially reasonable best efforts to delivery polysilicon as quickly as possible in the event that MEMC is required to deliver polysilicon hereunder. If Suntech actually purchases polysilicon pursuant to the provisions of this Section 2.6(b), the decision to “count” such polysilicon sales against any requirement to deliver Wafers or to makeup missed Wafer sales for the Contract Year shall be at MEMC’s discretion. If MEMC decides that such delivered polysilicon will be counted for purposes of fulfilling MEMC’s Wafer delivery obligation under Section 2.2(a) hereof for the current Contract Year, then no changes will be made to the subsequent Contract Year’s Yearly Minimum Quantity, Letter of Credit or Loan/Security Deposit under Section 2.2(a) hereof
     2.7 Title and Risk of Loss. Pursuant to and consistent with the Incoterms 2000 term of sale of Ex Works MEMC’s designated location, title to and risk of loss of Wafers shall pass to Suntech at the time when the Wafers have been made available by MEMC for pickup by Suntech at MEMC’s designated location and Suntech has been notified that such Wafers have been made available by MEMC for pickup by Suntech.
     2.8 Payment Terms; Delivery Terms; Freight Terms.
     (a) MEMC shall issue an invoice to Suntech for each shipment of Wafers. All invoices will be in Dollars. Payment of invoices by Suntech shall be in Dollars, by wire transfer, check or by other means mutually agreed on by the Parties. Payment is due thirty (30) days from the date of the invoice. MEMC reserves the right to assess a late payment charge of one-half percent (0.5%) per month on the unpaid balance of any past due amount, unless prohibited by Law. If Suntech fails to pay the purchase price when due for any shipment, MEMC may, but need not, require receipt of payment in full prior to manufacturing the balance of any outstanding or subsequent order. Payment of sums due from Suntech shall be made upon terms set forth above. MEMC may recover for each delivery hereunder as a separate transaction, without reference to any other delivery. If Suntech has been failing to pay the purchase price when due for one or more shipments, and MEMC reasonably concludes that Suntech is in unsound financial condition and has notified Suntech of such conclusion, and the Parties have then negotiated in good faith for at least ten (10) Business Days to remedy such conclusion, or if Suntech is in default with respect to any of the material terms and conditions of this or any other agreement with MEMC, MEMC shall forthwith have the right to demand cash payment in advance or additional financial assurance until such time as said credit has been reestablished or default cured to MEMC’s satisfaction. If Suntech fails to pay the purchase price when due for any shipment, MEMC may also, but need not, (i) immediately offset any late payments against the Loan/Security Deposit and/or the Letter of Credit required by Section 3.1(c) and (ii) prior to any further shipments of Wafers, require that Suntech replenish the Loan/Security Deposit and/or the Letter of Credit required by Section 3.1(c) in accordance with the terms of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
     (b) All prices are based on Ex Works MEMC’s designated location. Notwithstanding the foregoing Ex Works term of sale, MEMC shall select the carrier and shall negotiate with the carrier the transportation charges. Suntech shall pay all transportation charges on a freight collect basis, but shall be permitted to bill MEMC for (50%) of all freight costs associated with sales of Wafers under this Agreement, pursuant to and consistent with Section 2.5(a). Any Taxes, levies or assessments (including related interest and penalties) imposed, levied, assessed or arising by virtue of this Agreement other than Taxes based upon the net income of MEMC shall be the liability and responsibility of Suntech. If any charges are exempt from sales or use Tax liability, Suntech must provide MEMC with evidence of tax exemption acceptable to the relevant taxing authority.
     2.9 Inspection. No later than within twenty (20) Business Days after receipt of each shipment of Wafers by Suntech under Section 2.7 hereof, Suntech shall inspect such Wafers for any defect (including compliance with specifications), breakage (notwithstanding the foregoing Ex Works term of sale), overage or shortage. Suntech shall be deemed to have unconditionally accepted the entire shipment unless MEMC receives, within twenty five (25) Business Days after Suntech’s receipt of the Wafers under Section 2.7 hereof, a written notice specifying the alleged defect, breakage, overage or shortage. If, however, the condition is not discoverable upon inspection of the Wafers, then the failure of Suntech to provide MEMC with a written notice of claim within ninety (90) days after Suntech’s receipt of the Wafers under Section 2.7 hereof shall be a waiver of any claim relating to the Wafers, whether such claim be based in contract, tort, strict liability or otherwise. MEMC will accept Wafers returned by Suntech and will pay transportation charges for such Wafers so long as the return was authorized in advance by MEMC and MEMC’s Returned Material Authorization number is prominently marked on each shipping container. MEMC will not unreasonably withhold authorization for return requests where Suntech has provided MEMC with reasonable proof of Wafers not complying with specifications, or of shortages or breakages, etc. Where MEMC has authorized a return of Wafers in accordance with the above procedures and MEMC’s standard returns process, MEMC shall, at its option: (a) replace the non-conforming or damaged Wafers, without any additional expense to Suntech, within twenty (20) Business Days after receiving Suntech’s written notice, or (b) reimburse to Suntech the price paid for the non-conforming, missing or damaged Wafers, within twenty (20) Business Days after MEMC has authorized a return of Wafers in accordance with the above procedures and MEMC’s standard returns process.
     2.10 Annual Technology Reviews; Quality Considerations.
     (a) Annual Technology Reviews. Both MEMC and Suntech agree that, starting no later than July 1, 2007, the Parties will conduct, at least annually, a review of the technology evolution for Wafers, polysilicon and solar cells. The implementation of any output from such technology reviews as it relates to Wafers, Wafer manufacturing or polysilicon manufacturing shall be made by mutual agreement if possible; provided, however, that if the Parties are unable to reach agreement, any changes to be made to Wafers, Wafer manufacturing or polysilicon manufacturing (or not made) shall be in MEMC’s sole reasonable discretion. The Parties also agree and acknowledge that continuous improvement efforts to Wafers and Wafer specifications (set forth in Attachment A hereto) will be made by MEMC, and Suntech will cooperate with MEMC

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
to accommodate reasonable changes to such specifications, such as changes in Wafer thickness within industry norms (e.g., Suntech may need to make reasonable changes in its cell production processes, such as improved handling processes, to account for thinner Wafers). Similarly, Suntech may also request changes to Wafer specifications, such as Wafer dimensions, with appropriate notice. MEMC will make reasonable efforts to accommodate these requests. The primary Wafer size to be purchased and sold pursuant to this Agreement is *** millimeter. Attachment A hereto also includes specification for *** millimeter Multi Wafers. The quantity of *** millimeter Multi Wafers to be supplied must be agreed to by MEMC, and MEMC shall use commercially reasonable best efforts to supply Suntech with *** millimeter Multi Wafers if requested by Suntech. Any requested quantity of *** millimeter Multi Wafers that cannot be agreed to and supplied by MEMC shall instead be supplied as *** millimeter Multi Wafers (on an equivalent number of Watts to be supplied basis). The Parties also agree to work together, if requested by the other Party, to determine if ***** wafers could be delivered by MEMC at the same prices (in any Contract Year) as the price for Mono Wafers for that Contract Year (as set forth on Attachment B), and MEMC also agrees, if requested by Suntech, to provide Suntech with specifications for other types of wafers that MEMC could deliver at the same prices (in any Contract Year) as the price for Wafers for that Contract Year as set forth on Attachment B.
     (b) Quality Considerations. The parties acknowledge that there are certain Wafer quality characteristics that, by their nature, may fall outside of the agreed upon specifications set forth in Attachment A hereto, but still may affect product performance at the cell level or module level (i.e., the Wafers meet all specifications, but still cause significant deviation in performance or in Suntech’s production line). For those Wafer quality characteristics that are part of the agreed upon specifications set forth in Attachment A, Section 2.11 addresses these issues. For those Wafer quality characteristics that are not part of the agreed upon specifications, but such characteristics still appear to cause significant deviation in Wafer performance or in Suntech’s production line, the parties will jointly agree to address such non-specification Wafer quality characteristics on a continuous improvement basis or on a Wafer replacement basis after joint analysis of Wafer characteristics can be correlated to any such issues (e.g., the Parties will work together to ensure that the Wafer breakage rate is within industry norms, assuming that Suntech’s processes (including handling) fall within industry norms).
     2.11 Representations and Warranties. MEMC represents and warrants that the Wafers delivered to Suntech under this Agreement shall meet the specifications set forth in Attachment A hereto, and that Suntech shall obtain full and unencumbered title to all Wafers, free and clear of any and all rights of third parties, when title to the Wafers passes to Suntech pursuant to and consistent with Section 2.7 hereof. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, MEMC MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OF FITNESS OF THE WAFERS FOR PARTICULAR USE OR OTHERWISE, INCLUDING WITHOUT LIMITATION, WARRANTY OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
     2.12 Limitation of Liability.
     (a) Limitation. MEMC’s total liability, and Suntech’s exclusive remedy, for any and all Losses and damages, arising out of any cause whatsoever under any theory of contract, tort, strict liability, or other legal or equitable theory, including under a breach of representations and warranties made under Section 2.11 hereof, shall be limited solely to Suntech’s actual direct damages directly caused by the failure of the Wafers to meet the specifications set forth in Attachment A hereto; provided, however, that such actual direct damages may not exceed the purchase price of the Wafers that caused the damages, or, at MEMC’s option, the repair or replacement of such Wafers; and provided further that in order to recover for the failure of the Wafers to meet the specifications set forth in Attachment A hereto, Suntech shall be required to provide reasonable proof that such Wafers do not meet such specifications. In no event shall MEMC be liable for lost profits, special, incidental, consequential or punitive damages. MEMC shall not be liable for, and Suntech assumes liability for, all personal injury and property damage connected with the handling, transportation, possession, processing, further manufacture, other use or resale of the Wafers, whether the Wafers are used alone or in combination with any other material. Suntech’s total liability, and MEMC’s exclusive remedy, for any and all Losses and damages, arising out of any cause whatsoever under any theory of contract, tort, strict liability, or other legal or equitable theory, shall be limited solely to MEMC’s actual direct damages directly caused by any breach of contract by Suntech; provided, however, that such actual direct damages may not exceed MEMC’s lost profits as result of Suntech’s breach, plus any reasonable expenses or Losses MEMC may have incurred before Suntech’s breach.
     (b) Patents. If any suit is brought against Suntech for infringement of any patent, now or hereafter existing in the United States or in any country where MEMC has furnished Wafers alleging that the Wafers or MEMC’s methods of manufacturing such Wafers infringe any such patent, MEMC shall, at its own expense, defend and control the suit against these allegations, and shall pay any award of damages assessed against Suntech in the suit to the extent only that the damages are awarded in connection specifically with the alleged infringement, provided that Suntech gives MEMC prompt notice in writing of the institution of the suit and, to the full extent of Suntech’s power to do so, MEMC is given information, reasonable assistance, and the sole authority to defend or settle the claim. MEMC shall have no obligation under this Section 2.12(b) if the alleged infringement or violation is based upon (i) the compliance of MEMC with Suntech’s designs, specifications or instructions; or (ii) modifications of the Wafers after they have been delivered to Suntech; or (iii) the use of Wafers in conjunction with other products not furnished by MEMC if the alleged infringement is primarily related to such other products. MEMC shall have no liability for infringement of patents or violation of any third party proprietary rights except as expressly provided in this Section 2.12(b).
     (c) Technical Advice. If MEMC furnishes technical or other advice to Suntech, whether or not at Suntech’s request, with respect to processing, further manufacture, other use or resale of the Wafers, MEMC shall not be liable for, and Suntech assumes all risk of, such advice and the results thereof, if such advice is followed by Suntech. Similarly, if MEMC offers technical or other advice to Suntech, whether or not

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
at Suntech’s request, with respect to processing, further manufacture, other use or resale of the Wafers, and Suntech declines to follow such advice, MEMC shall not be liable for, and Suntech assumes all risk of, such declination of advice and the results thereof.
     2.13 Force Majeure.
     (a) MEMC shall not be liable for any delay or failure to perform due to any cause or condition beyond its reasonable control, whether foreseeable or not, resulting from a catastrophic event, including, without limitation, Acts of God, war, riot, fire, explosion, accident, flood or sabotage; lack of adequate fuel, power or single sourced raw materials; compliance with governmental requests, Laws, regulations, orders, action or national defense requirements; embargoes or acts of civil or military authorities; or in the event of labor trouble, strike, lockout or injunction (provided that MEMC shall not be required to settle a labor dispute against its own best judgment) (all of such events, a “Force Majeure Event”). MEMC shall give prompt written notice to Suntech of any such Force Majeure Event within fourteen (14) days of such event and any associated delivery changes.
     (b) If a Force Majeure Event occurs, MEMC shall not be responsible for any damage, increased costs, or Losses which Suntech may sustain by reason of such failure of performance, but this Agreement shall not be regarded as terminated or frustrated as a result such failure of performance, except as may be permitted by Section 2.13(c). If a Force Majeure Event occurs, MEMC shall take appropriate means to minimize or remove the effects of the Force Majeure Event and, within the shortest practicable time, attempt to resume performance of its obligations under this Agreement affected by the Force Majeure Event.
     (c) If MEMC has suffered a Force Majeure Event and is unable to perform substantially all of its obligations under this Agreement for twelve (12) months or more after suspension of its performance after the occurrence of a Force Majeure Event, if the Parties mutually agree, then Suntech and MEMC may mutually terminate this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall the occurrence of a Force Majeure Event hereunder excuse either Party from its obligations to pay to the other Party any sums accrued or due hereunder to such other Party.
     (d) If Suntech has suffered a catastrophic Force Majeure Event and is unable to perform substantially all of its obligations under this Agreement (including under committed purchase orders pursuant to Section 2.3 or to purchase Yearly Minimum Quantities under Section 2.2(a)) for six (6) months or more, MEMC and Suntech shall, in good faith, try to reach an accommodation whereby MEMC could allow Suntech to temporarily reduce its obligations under committed purchase orders pursuant to Section 2.3 or under Section 2.2(a), with the understanding that Suntech would be expected to resume its purchases of Wafers under this Agreement at the levels required by Section 2.2(a) as soon as commercially practicable, and in any event no later than twelve (12) months after the occurrence of the catastrophic Force Majeure Event.
     2.14 Noncompete in Favor of MEMC.

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
     (a) Suntech understands that MEMC shall be entitled to protect and preserve the going concern value of its business to the extent permitted by Law and that MEMC would not have entered into this Agreement absent the provisions of this Section 2.14. Therefore, during the Initial Term (and any extensions of the Initial Term pursuant to Section 4.1 hereof), except as may be agreed to in writing by MEMC in advance of engaging in any activities, Suntech shall not, and each shall cause each of its affiliates and Subsidiaries to not, directly or indirectly, engage in any Restricted Suntech Business anywhere in the world including (A) owning any interest in, managing, operating, controlling or participating in any Person which owns or operates a Restricted Suntech Business, (B) soliciting any customer or prospective customer of MEMC anywhere in the world to purchase any products or services which compete with those provided by MEMC and (C) assisting any Person in any way to do, or attempt to do, anything prohibited above; provided, however, that the ownership by Suntech after July 6, 2006 of up to a *********(***) interest in any Person in a Restricted Suntech Business shall be permitted; and provided, further, that the continued ownership by Suntech as of July 6, 2006 of an interest in any company in a Restricted Suntech Business shall be permitted.
     (b) If, at the time of enforcement of the covenants contained in this Section 2.14 (the “Restrictive Suntech Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Upon advice of legal counsel, Suntech has determined and hereby acknowledges that the Restrictive Suntech Covenants are reasonable in terms of duration, scope and area restrictions. Suntech acknowledges that both MEMC and Suntech have been doing business throughout the world.
     (c) If Suntech or any of its affiliates or Subsidiaries breaches, or threatens to commit a breach of, any of the Restrictive Suntech Covenants, MEMC shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to MEMC at law or in equity:
     (i) the right and remedy to have the Restrictive Suntech Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Suntech Covenants would cause irreparable injury to MEMC and that money damages would not provide an adequate remedy to MEMC; and
     (ii) the right and remedy to require such Person to account for and pay over to MEMC any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Suntech Covenants.
     2.15 Noncompete in Favor of Suntech.

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
     (a) MEMC understands that Suntech shall be entitled to protect and preserve the going concern value of its business to the extent permitted by Law and that Suntech would not have entered into this Agreement absent the provisions of this Section 2.15. Therefore, during the Initial Term (and any extensions of the Initial Term pursuant to Section 4.1 hereof), except as may be agreed to in writing by Suntech in advance of engaging in any activities, MEMC shall not, and each shall cause each of its affiliates and Subsidiaries to not, directly or indirectly, engage in any Restricted MEMC Business anywhere in the world including (A) owning any interest in, managing, operating, controlling or participating in any Person which owns or operates a Restricted MEMC Business, (B) soliciting any customer or prospective customer of Suntech anywhere in the world to purchase any products or services which compete with those provided by Suntech and (C) assisting any Person in any way to do, or attempt to do, anything prohibited above; provided, however, that the ownership by MEMC after July 6, 2006 of up to a **********(***) interest in any Person in a Restricted MEMC Business shall be permitted.
     (b) If, at the time of enforcement of the covenants contained in this Section 2.15 (the “Restrictive MEMC Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Upon advice of legal counsel, MEMC has determined and hereby acknowledges that the Restrictive MEMC Covenants are reasonable in terms of duration, scope and area restrictions. MEMC acknowledges that both Suntech and MEMC have been doing business throughout the world.
     (c) If MEMC or any of its affiliates or Subsidiaries breaches, or threatens to commit a breach of, any of the Restrictive MEMC Covenants, Suntech shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Suntech at law or in equity:
     (i) the right and remedy to have the Restrictive MEMC Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive MEMC Covenants would cause irreparable injury to Suntech and that money damages would not provide an adequate remedy to Suntech and
     (ii) the right and remedy to require such Person to account for and pay over to Suntech any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive MEMC Covenants.

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
ARTICLE III
LOAN/SECURITY DEPOSIT AND LETTER OF CREDIT
     3.1 Loan/Security Deposit. To induce MEMC to invest in additional polysilicon production and wafer manufacturing capacity, Suntech agrees to loan MEMC, per the schedule set forth on Attachment C hereto, the amount of $625.0 million (the “Loan/Security Deposit”), as such amount may be adjusted pursuant to Section 2.6(a) hereof, as a means of securing Suntech’s obligations to MEMC, which Loan/Security Deposit shall be repaid by MEMC, without interest, up to the amount of $606.3 million (97% of the aggregate Loan/Security Deposit amount, such retained amount of $18.7 million, as such amount may be adjusted pursuant to Section 2.6(a) hereof, the “Retained Loan/Security Deposit Amount”), according to the repayment schedule set forth on Attachment C hereto, unless Suntech has not purchased the Yearly Minimum Quantities in any Contract Year under the “take or pay” provisions of Section 2.2(a) hereof, in which case MEMC may choose to offset pursuant to this Article III any payments required from Suntech under Section 2.2(a) hereof against MEMC’s obligation to repay the Loan/Security Deposit.
     (a) In any Contract Year when Suntech is required to pay MEMC a portion of the Loan/Security Deposit per the schedule set forth on Attachment C, payment by Suntech to MEMC shall be made, in full, no later than the fifth Business Day of the applicable Contract Year; provided, however, that in connection with the Loan/Security Deposit amount to be paid by Suntech to MEMC for the first Contract Year, twenty five percent (25%) of the Loan/Security Deposit amount to be paid by Suntech to MEMC for that first Contract Year shall be paid to MEMC fifteen (15) days after the date of this Agreement, and seventy five percent (75%) of the Loan/Security Deposit amount to be paid by Suntech to MEMC for that first Contract Year shall be paid to MEMC on or before the first shipment date for Wafers.
     (b) In any Contract Year when MEMC is required to repay a portion of the Loan/Security Deposit to Suntech per the schedule set forth on Attachment C, payment by MEMC to Suntech shall be made, in full, no later than the fifth Business Day of the applicable Contract Year; provided, however, that if in any Contract Year there is a Purchase Shortfall that has not been paid by Suntech via wire transfer to MEMC in accordance with the provisions of Section 2.2(d) hereof, MEMC shall not be required to repay that portion of the Loan/Security Deposit up to the Purchase Shortfall in the next Contract Year, but instead MEMC may retain the amount of the Loan/Security Deposit up to the Purchase Shortfall (including the amount of any interest accrued on the Purchase Shortfall in accordance with Section 2.2(d) hereof, until the date that MEMC actually transfers or retains such amount); and provided further, that if in any Contract Year there is a Purchase Shortfall (or an aggregate Purchase Shortfall from more than one Contract Year) that has not been paid by Suntech to MEMC in excess of the amount of any Loan/Security Deposit not yet repaid by MEMC, MEMC may withhold repayment in any future Contract Years of the Loan/Security Deposit up to the amount of the aggregate unpaid Purchase Shortfall. If the aggregate unpaid Purchase Shortfall(s) exceed the remaining Loan/Security Deposit not yet repaid by MEMC, MEMC shall have any and all remedies available to it to recover from Suntech immediately the amount of any

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
aggregate unpaid Purchase Shortfall, including drawing on the Letter of Credit pursuant to the provisions of Section 3.1(c).
     (c) The Parties have also agreed that the amount of the Loan/Security Deposit outstanding in any Contract Year is less than the appropriate amount of security to be held by MEMC in order to ensure payment for Suntech’s “take or pay” obligations under Section 2.2(a) hereof. Accordingly, the Parties have agreed that Suntech will be required to deliver to MEMC, no later than the fifth Business Day of each Contract Year, an irrevocable Letter of Credit drawn on the New York, New York branch of the Bank of China (the “LC Bank”), in an amount equal to the Required Letter of Credit Amount for such Contract Year as is set forth on Attachment C (the “Letter of Credit Amount”), and that expires on the sixth Business Day of the subsequent Contract Year. If, in any Contract Year, MEMC instead requires that the LC Bank be a United States bank (i.e., not a United States branch of the Bank of China), then MEMC will pay for the incremental cost of having a Letter of Credit on the Bank of China confirmed by such United States bank on the Bank of China’s behalf. Suntech may, in its discretion, use quarterly or half-year revolving Letters of Credit to cover the Letter of Credit Amount during any respective Contract Year; provided, however, that in no event shall there ever be a gap in coverage (i.e., a Letter of Credit will not be permitted to expire before a replacement Letter of Credit is put in place). MEMC’s right to unilaterally draw on the Letter of Credit (after exhaustion of the Loan/Security Deposit amount then held by MEMC) shall be substantially similar to those rights set forth in Section 3.1(b) above. The Letter of Credit Amount for each Contract Year was calculated as follows:
     (i) In Contract Year one, the Letter of Credit Amount shall be equal to twelve (12) months of MEMC’s revenue under this Agreement, based on the minimum quantity of Wafers for that Contract Year at the pricing for that Contract Year (assuming an equal split between Multi Wafers and Mono Wafers), less the cumulative net amount of the Loan/Security Deposit then held by MEMC;
     (ii) In Contract Year two, the Letter of Credit Amount shall be equal to nine (9) months of MEMC’s revenue under this Agreement, based on the minimum quantity of Wafers for that Contract Year at the pricing for that Contract Year (assuming an equal split between Multi Wafers and Mono Wafers), less the cumulative net amount of the Loan/Security Deposit then held by MEMC; and
     (iii) In Contract Year three through Contract Year ten, the Letter of Credit Amount shall be equal to six (6) months of MEMC’s revenue under this Agreement, based on the minimum quantity of Wafers for that Contract Year at the pricing for that Contract Year (assuming an equal split between Multi Wafers and Mono Wafers), less the cumulative net amount of the Loan/Security Deposit then held by MEMC.
     (iv) In any Contract Year for which the Yearly Minimum Quantity is adjusted upward or downward pursuant to the provisions of Section 2.2(a) or

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
Section 2.6(a)(i)(A), the Letter of Credit Amount will also be adjusted upward or downward consistent with the provisions of this Section 3.1(c).
ARTICLE IV
TERM AND TERMINATION
     4.1 Term. The Term of this Agreement shall commence on the Effective Date and shall expire ten (10) years following the Effective Date (the “Initial Term”). No less than twelve (12) months prior to the expiration of the Initial Term, the Parties agree to negotiate in good faith to extend the Initial Term of the Agreement. In no event shall this Agreement be extended beyond the Initial Term unless the Parties expressly agree on all material terms of such extension.
     4.2 Termination by Either Party. Either Party to this Agreement may terminate this Agreement by written notice to the other Party if, and only if, such other Party (a) becomes insolvent, (b) makes a general assignment for the benefit of creditors, (c) suffers or permits the appointment of a receiver for its business or assets, (d) becomes subject as the debtor to any proceeding under any bankruptcy or insolvency Law, whether domestic or foreign, and such proceeding is not dismissed with prejudice within sixty (60) days after filing, or (e) commences liquidation or dissolution proceedings, voluntarily or otherwise. In addition, if a Force Majeure Event has occurred, and the Parties have mutually agreed to terminate this Agreement pursuant to the provisions of Section 2.13(c), this Agreement shall be so terminated on the date the Parties have agreed shall be the termination date.
     4.3 Termination by MEMC.
     (a) In the event that Suntech has failed to pay a Purchase Shortfall to MEMC within ten (10) Business Days of being notified thereof, and the amount of the unpaid Purchase Shortfall is greater than the amount of the Loan/Security Deposit and Letter of Credit then held by MEMC, then MEMC shall have the right, upon at least ten (10) Business Days prior written notice to Suntech in accordance with the notice provisions of Section 7.4, to immediately terminate this Agreement if:
     (i) Suntech has not paid to MEMC, in immediately available funds, the amount of the unpaid Purchase Shortfall (after MEMC shall have retained the Loan/Security Deposit and drawn on the Letter of Credit) no later than the ninth (9th) Business Day after receiving such written notice; and
     (ii) Suntech has not replenished the Loan/Security Deposit to be held by MEMC (after MEMC has retained the Loan/Security Deposit) by wiring MEMC, in immediately available funds, the amount of the Loan/Security Deposit as would be required for such Contract Year by Attachment B (taking into account the provisions of Section 2.2(a), Section 2.6 and Section 3.1(c) hereof) and replaced the Letter of Credit with a new Letter of Credit in the amount of the Letter of Credit Amount required for such Contract Year by Attachment B (taking into account the provisions of Section 2.2(a), Section 2.6 and Section 3.1(c)

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
hereof) no later than the ninth (9th) Business Day after receiving such written notice.
     4.4 Termination by Suntech.
     (a) In the event that MEMC has failed to deliver the Yearly Minimum Quantities as would be required to be delivered pursuant to the provisions of Section 2.2(a) hereof (taking into account the provisions, including the recovery provisions, of Section 2.6 hereof) for three (3) consecutive Contract Years, then, no later than thirty (30) days after the end of such third consecutive Contract Year, Suntech may provide written notice to MEMC that Suntech intends to immediately terminate this Agreement. Such termination will take effect five (5) Business Days thereafter if the breach is not cured by MEMC within such five (5) Business Day period; provided, however, that Suntech shall be required to accept delivery of and pay for Wafers already manufactured or in the process of manufacture for any accepted purchase orders at the time the termination notice pursuant to this Section 4.4(a) is received by MEMC in accordance with the notice provisions of Section 7.4.
     (b) If Suntech would have the right to terminate this Agreement pursuant to Section 4.4(a), but Suntech does not provide written notice of such intent to terminate to MEMC within the prescribed time frames of Section 4.4(a), then Suntech may not terminate this Agreement pursuant to Section 4.4(a) for that entire Contract Year, and will be deemed to have waived such right to terminate this Agreement pursuant to Section 4.4(a) for that three (3) Contract Year period of missed deliveries. In such event, Suntech can still “count” the two most recent Contract Years of missed deliveries of Wafers (as would be required to be delivered by MEMC pursuant to the provisions of Section 2.2(a) hereof (taking into account the recovery provisions of Section 2.6 hereof)) for the purposes of determining whether, at the end of the subsequent Contract Year, a new right to terminate this Agreement pursuant to Section 4.4(a) has been triggered. In such case, the provisions of both Section 4.4(a) and this Section 4.4(b) shall again apply.
     4.5 Effect of Termination. Upon termination or expiration of this Agreement, the Parties’ obligations hereunder shall terminate. Notwithstanding the foregoing, the provisions of Section 2.2, Section 2.11 (subject to the time limits of Section 2.9 and Section 5.3), Section 2.12, Article V and Article VI are of a continuing nature and shall survive termination of this Agreement for any reason. No such termination shall relieve any Party from liability for any prior or subsequent breach of this Agreement. If the termination was validly made by Suntech pursuant to Section 4.2 or Section 4.4(a), MEMC shall return the balance of Loan/Security Deposit to Suntech within thirty (30) days of the termination.
ARTICLE V
INDEMNIFICATION
     5.1 Indemnification Generally. Subject to Section 2.12, Suntech shall indemnify and defend MEMC and its directors, officers, employees, contractors and agents, from any liability (including reasonable attorneys’ fees) for any Loss or injury to persons or property which may

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
result from Suntech’s breach of its representations, warranties or covenants in this Agreement. Subject to Section 2.12, MEMC shall indemnify and defend Suntech and its directors, officers, employees, contractors and agents, from any liability (including reasonable attorneys’ fees) for any Loss or injury to persons or property which may result from MEMC’s breach of its representations, warranties or covenants in this Agreement.
     5.2 Resolution of Disputes; Litigation.
     (a) Prior to initiating any legal or other action or proceeding against the other, the Parties shall attempt in good faith to resolve any controversy or claim arising from or relating to this Agreement promptly by negotiations between the respective representatives of the Parties. The disputing Party shall give the other Party written notice of the dispute. Within twenty (20) days after receipt of such notice, the receiving Party shall submit a written response to the other Party. The notice and response shall include a statement of the respective Party’s position and arguments supporting its position. The representatives shall meet at a mutually acceptable time and place within thirty (30) days after the date of the disputing Party’s notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved through negotiation within sixty (60) days after the date of the disputing Party’s notice, or if either Party will not meet with the other Party within thirty (30) days after the date of the disputing Party’s notice, then either Party is free to bring any legal action or proceeding, so long as such legal action or proceeding complies with the provisions of Section 7.12 hereof. All deadlines specified herein may be extended by mutual written agreement of the Parties.
     (b) If no agreement can be reached between the Parties after good faith negotiation above, either Suntech or MEMC may bring any legal action or proceeding, so long as such legal action or proceeding complies with the provisions of Section 7.12 hereof, unless the amount of the damage or loss is at issue in a pending action or proceeding involving a third party claim, in which event such action or proceeding shall not be commenced until such amount is ascertained or both Parties agree to the action or proceeding.
     (c) In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
     5.3 Time Limits. Any right to indemnification or other recovery under this Article V shall only apply to Losses arising from claims with respect to which the Indemnified Person shall have notified the Indemnifying Person in writing within one (1) year of the occurrence of the facts giving rise to the underlying claim; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any Losses arising from claims as to which the Indemnified Person shall have, before the expiration of the one (1) year period, previously delivered a notice pursuant to Section 5.2 to the Indemnifying Person.

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
     5.4 General Indemnification Provisions.
     (a) The Indemnifying Party shall pay the Indemnified Party immediately available funds on an as-incurred basis for any Losses for which the Indemnified Party is entitled to indemnification hereunder. Any such indemnification payments shall include interest at the rate of 5% per annum compounded annually (computed on the basis of a 360-day year) from the date any such Losses are suffered or sustained by the Indemnified Party.
     (b) If and to the extent that any provision of Section 5.1 is unenforceable for any reason, each Party hereto agrees to make the maximum contribution to the payment and satisfaction of any Losses as to which such Party would otherwise have been responsible for indemnification which is permissible under applicable Law.
     (c) Each Indemnifying Party hereby waives (i) presentment, demand, protest, notice of protest, notice of dishonor and notice of nonpayment; (ii) the right, if any, to the benefit of, or to direct the application of, any security hypothecated to Indemnified Party (if any), until all indemnification liability of another Indemnifying Party to Indemnified Party, howsoever arising, shall have been satisfied; (iii) the right to require the Indemnified Party to proceed against another Indemnifying Party, or to pursue any other remedy in Indemnified Party’s power (if any); and agrees that Indemnified Party may proceed against Indemnifying Party directly and independently of any other Indemnifying Party, and that any extension, forbearance, amendment, or acceptance, release or substitution of security, or any impairment or suspension of Indemnified Party’s remedies or rights against another Indemnifying Party or the cessation of the liability for indemnification hereunder of another Indemnifying Party for any reason other than full satisfaction of the indemnification obligation at issue, shall not in anywise affect the liability of Indemnifying Party hereunder.
ARTICLE VI
CONFIDENTIAL INFORMATION
     6.1 Confidential Information; Public Disclosure.
     (a) MEMC agrees that it will not disclose to any third party the existence of or the details of this Agreement and any trade secrets or other proprietary information it obtains with respect to Suntech during or after the term of this Agreement except as expressly permitted hereunder, and that it will treat all such information as confidential and will use such information only for carrying out the purposes of this Agreement; provided, however, that MEMC will not be obligated to treat as confidential any information acquired by it that is either known to the general public or to the industry, or known to, or in the possession of, MEMC prior to disclosure by Suntech, that is disclosed as required by Law, or that is independently developed by MEMC. The confidentiality obligations of MEMC hereunder shall continue during the term of this Agreement and for a period of ten (10) years after termination.

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
     (b) Suntech agrees that it will not disclose to any third party the existence of or the details of this Agreement and any trade secrets or other proprietary information it obtains with respect to MEMC during or after the term of this Agreement except as expressly permitted hereunder, and that it will treat all such information as confidential and will use such information only for carrying out the purposes of this Agreement; provided, however, that Suntech will not be obligated to treat as confidential any information acquired by it that is either known to the general public or to the industry, or known to, or in the possession of, Suntech prior to disclosure by MEMC, that is disclosed as required by Law, or that is independently developed by Suntech. The confidentiality obligations of Suntech hereunder shall continue during the term of this Agreement and for a period of ten (10) years after termination.
     (c) The Parties to this Agreement shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other Party hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that the Parties may make such disclosure to the extent permitted above or to the extent required by applicable Law, including the requirements of the New York Stock Exchange or the United States Securities and Exchange Commission.
     6.2 Equitable Relief. Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article V and other remedies at law may be inadequate in the case of any breach of the covenants contained in this Article VI. Accordingly, either Party shall be entitled to seek equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.
ARTICLE VII
GENERAL PROVISIONS
     7.1 No Partnership. Nothing contained in this Agreement shall create or shall be construed as creating a partnership, a joint venture or an agency relationship between the Parties to this Agreement. The Parties agree to perform in accordance with this Agreement only as independent contractors. Neither Party has the right or authority to assume or create any obligations or responsibilities, express or implied, on behalf of the other Party, and neither Party may bind the other Party in any manner or thing whatsoever. Neither Party shall be liable, except as expressly provided otherwise in this Agreement, for any expenses, liabilities or other obligations incurred by the other.
     7.2 Expenses. Each Party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby.
     7.3 Amendment. This Agreement may be amended, modified or supplemented only in writing signed by MEMC and Suntech.

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
     7.4 Notices. Any notice, request, instruction or other document to be given or delivered hereunder by a Party hereto shall be in writing and shall be deemed to have been delivered, (a) when received if given in Person or by courier or a courier service, or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) on a Business Day during the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:
          If to MEMC, addressed as follows:
MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O’Fallon)
P.O. Box 8
St. Peters, MO 63376
Attention: Chief Executive Officer
Tele: 636-474-5000
Fax: 636-474-5162
cc: MEMC General Counsel
          If to Suntech, addressed as follows:
Suntech Power Holdings Co., Ltd.
17-6 Changjiang South Road
New District, Wuxi
Jiangsu Province 214028
People’s Republic of China
Attention: Chief Executive Officer
Tele: 86 -510-8534 2206
Fax: 86-510-8534 3409
or to such other individual or address as a Party hereto may designate for itself by notice given as herein provided.
     7.5 Waivers. Except as otherwise provided in Section 5.3, the failure of a Party hereto at any time or times to require strict performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.
     7.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that, except with the written consent of the other Party, no assignment of this Agreement or any rights or obligations hereunder, by operation of Law or otherwise, may be made by either Party, other than to an at least eighty percent (80%) owned Subsidiary of such Party (but no such assignment

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
shall relieve the assigning Party of its obligations hereunder), and any assignment in contravention of this Section 7.6 shall be of no effect and shall be void.
     7.7 Captions. Captions of Sections or Articles of this Agreement are included for reference only, shall not be construed as part of this Agreement and shall not be used to define, limit, extend or interpret the terms of this Agreement.
     7.8 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
     7.9 Entire Understanding; Conflicts. This Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby and supersedes any and all prior agreements, arrangements and understandings, both written and oral, among the Parties relating to the subject matter hereof.
     7.10 Language. Each of MEMC and Suntech agree that the language used in this Agreement is the language chosen by the Parties to express their mutual intent, and that no rule of strict construction is to be applied against MEMC or Suntech. Each of MEMC and Suntech and their respective counsel have reviewed and negotiated the terms of this Agreement.
     7.11 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.
     7.12 Jurisdiction for Disputes. Subject to the provisions of Section 5.2 which shall govern any claim for indemnification as discussed therein, each Party to this Agreement hereby (a) agrees that any proceeding in connection with or relating to this Agreement or any matters contemplated hereby may be brought by either Party in a court of competent jurisdiction located within New York, New York, whether a state or federal court; (b) agrees that in connection with any such proceeding, such Party shall consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 7.12 and to service of process upon it in accordance with the rules and statutes governing service of process; (c) agrees to waive to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such proceeding in any such court or that any such proceeding was brought in an inconvenient forum; (d) agrees to service of process in any such proceeding by mailing of copies thereof to such Party at its address set forth in Section 7.4; (e) agrees that any service made as provided herein shall be effective and binding service in every respect; and (f) agrees that nothing herein shall affect the rights of either Party to effect service of process in any other manner permitted by Law.
     7.13 Cumulative Remedies. Each and every right and remedy under this Agreement is cumulative with each and every other right and remedy in this Agreement or in any other agreement between the Parties or under applicable Law.
     7.14 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument. This Agreement may be

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
executed and delivered by facsimile and upon such delivery the facsimile signature shall be deemed to have the same effect as if the original signature had been delivered to the other part(ies). The original signature copy shall be delivered to the other part(ies) by express overnight delivery. The failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.
[remainder of page intentionally left blank; signature page follows]

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

MEMC ELECTRONIC MATERIALS, INC.		SUNTECH POWER HOLDINGS CO.,
LTD.

By:	/s/ Nabeel Gareeb	By:	/s/ Dr Zhengrong Shi

	Nabeel Gareeb		Dr. Zhengrong Shi
	President and Chief Executive Officer		Chief Executive Officer
SIGNATURE PAGE TO
SOLAR WAFER SUPPLY AGREEMENT

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
Attachment A
[Table]

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[Table]

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
[Diagram]

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
[Table]

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
Attachment B
[Table]

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
Attachment B
[Table]

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Attachment B
[Text]

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
[Text]

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
Attachment C
[Table]

C-1

CONFIDENTIAL TREATMENT REQUESTED BY SUNTECH POWER HOLDINGS CO., LTD.
Attachment D
[Text]

D-1